Exhibit 4.11.4

[***] Certain identified information in this Amendment 3 to Master Purchase Agreement has been excluded because it is both (i) not material, and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT 3 TO MASTER PURCHASE AGREEMENT

Kornit Digital Ltd. (“Supplier”) and Amazon.com Services Inc., f/k/a Amazon Corporate LLC and its affiliates (“Amazon”) entered into a Master Purchase Agreement effective May 1, 2016 (as modified, supplemented or amended, the “Agreement”). Supplier and Amazon now enter into this Amendment to the Agreement (the “Amendment”), effective as of June 29, 2018. This Amendment is made a part of the Agreement. All capitalized terms not defined in this Amendment have the meanings set forth in the Agreement.

The parties agree as follows:

1.	Supplier has entered into or intends to enter into Amazon’s Vendor Terms and Conditions (“Vendor Terms”). Supplier and Amazon intend for all procurement related to [***] by Amazon business to be governed by the Agreement, rather than by the Vendor Terms. Therefore, notwithstanding anything to the contrary in the Vendor Terms, the terms of the Agreement will apply to all Purchase Orders and Work Orders issued in accordance with the Agreement by Amazon EU SARL or Amazon Fulfillment Poland.

By signature below, the duly authorized representatives of the parties agree to the terms and conditions of this Amendment.

SUPPLIER:		PURCHASER:

Kornit Digital Ltd.		Amazon.com Services Inc.

By:	/s/ Guy Avidan	By:	/s/ Miguel Roque
Name:	Guy Avidan	Name:	Miguel Roque
Title:	CFO	Title:	Authorized Representative
Date Signed: August 4, 2018		Date Signed: August 7, 2018

CONFIDENTIAL